Exhibit 10(e)(2)

Omnibus Agreement—2004 PIP:ELTIP; PSs

AGREEMENT PURSUANT TO

XEROX CORPORATION

2004 PERFORMANCE INCENTIVE PLAN

AGREEMENT, by Xerox Corporation, a New York corporation (the “Company”), dated as of the date which appears as the “Date of Agreement and Award” in the Award Summary attached hereto (the “Award Summary”) in favor of the individual whose name appears on the Award Summary, an employee of the Company, one of the Company’s subsidiaries or one of its affiliates (the “Employee”).

In accordance with the provisions of the “2004 Performance Incentive Plan” (the “Plan”), the Compensation Committee of the Board of Directors of the Company (the “Committee”) or the Chief Executive Officer of the Company (the “CEO”) has authorized the execution and delivery of this Agreement.

Terms used herein that are defined in the Plan or in this Agreement shall have the meanings assigned to them in the Plan or this Agreement, respectively.

The Award Summary contains the details of the awards covered by this Agreement and is incorporated herein in its entirety.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the Company agrees as follows:

AWARDS

1. Award of Performance Shares. Subject to all terms and conditions of the Plan and this Agreement, the Company has awarded to the Employee on the date indicated on the Award Summary the number of Performance Shares (individually, the “PS”) as shown on the Award Summary.

TERMS OF THE PERFORMANCE SHARES

2. Entitlement to Shares. As soon as practicable on or after the Vesting Date indicated on the Award Summary in connection with the PSs (the “Vesting Date”), the Company shall, without transfer or issue tax to the person entitled to receive the shares, deliver to such person a certificate or certificates for a number of shares of Common Stock equal to the number of vested PSs (subject to reduction for payment of withholding taxes as described below). The number of shares to be issued to Employee shall be reduced by the amount of withholding taxes which must be paid under U.S. Federal and, where applicable, state and local law at the time of each distribution. No fractional shares shall be issued. Instead, the Company shall apply the equivalent of any fractional share amount to Federal, and where applicable, state and local, withholding taxes.

The award of PSs covered hereby shall be earned based on achieving one hundred percent (100%) of a target on an annual basis based on certain performance measures as shall be determined from time to time by the Compensation Committee. To the extent that performance measures are achieved at or between threshold and maximum levels (as shall be determined by the Compensation Committee) on a three-year cumulative basis, an additional award of PSs will be earned, net of shares previously earned for annual achievement. The Vesting Date for earned PS awards granted shall be set forth in the Award Summary.

Upon the occurrence of an event constituting a Change in Control, all PSs and dividend equivalents outstanding on such date shall be treated pursuant to the terms set forth in the Plan. Upon payment pursuant to the terms of the Plan, such awards shall be cancelled.

3. Dividend Equivalents. The Employee shall be entitled to receive from the Company cash payments at the same time and in the same amounts that the holder of record of a number of shares of Common Stock equal to the number of PSs covered by this Agreement would be entitled to receive as dividends on such Common Stock. Such right to cash payment on a PS covered hereby shall apply to all dividends the record date for which occurs at any time during the period commencing on the date hereof and ending on the date that the Employee becomes a shareholder of record with respect to such share as a result of (i) the entitlement to shares on or after the Vesting Date as provided under Paragraph 2, or (ii) the date this PS otherwise terminates, whichever occurs first. Payments under this Paragraph shall be net of any required U.S. Federal, state or local withholding taxes.

4. Ownership Guidelines. Guidelines pertaining to the Employee’s required ownership of Common Stock shall be determined by the Committee in its sole discretion at or before the making of the Award as communicated to Employee in writing at the time this Agreement is delivered to Employee.

5. Holding Requirements. The Employee must retain fifty percent (50%) of the net shares of Common Stock acquired in connection with the PSs (net of withholding tax and exercise fees) until ownership guidelines are met under Paragraph 4 hereof. Such shares shall be held in the Employee’s Smith Barney account or at another account acceptable to the Company.

If employment terminates due to the death of the Employee, such holding requirements shall cease at the date of death. If the Employee terminates for any other reason, the holding requirement will be applicable for up to a one year period following termination.

OTHER TERMS

6. Rights of a Shareholder. Employee shall have no rights as a shareholder with respect to any shares covered by this Agreement until the date of issuance of a stock certificate to him for such shares. Except as otherwise provided herein, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

7. Non-Assignability. This Agreement shall not be assignable or transferable by Employee except by will or by the laws of descent and distribution.

8. Effect of Termination of Employment or Death.

(a) Effect on PSs. In the event the Employee

(i) voluntarily ceases to be an Employee of the Company or any subsidiary or affiliate for any reason other than retirement, and the PSs have not vested in accordance with Paragraph 2, the PSs shall be cancelled on the date of such voluntary termination of employment.

(ii) involuntarily ceases to be an Employee of the Company or any subsidiary or affiliate for any reason (including Disability), other than death or for Cause, contingent upon Employee executing a general release, which may include an agreement with respect to engagement in detrimental activity, in a form acceptable to the Company, shares will vest on a pro-rata basis for annual and three-year cumulative performance if achieved in accordance with Paragraph 2, based on the Employee’s actual months of service. For the year in which termination occurs, shares earned for that year will be calculated as follows: multiply the total award earned for that year by a fraction, the numerator of which will be the number of months of full service for that year and the denominator will be 12. Any shares earned for annual performance pursuant to this grant for years prior to such involuntary termination of employment and shares earned on a pro-rata basis for annual performance as described herein will be paid out as soon as practicable following the Vesting Date noted in the Award Summary. For three-year cumulative performance, vesting will be calculated as follows: multiply the total three-year cumulative award earned by a fraction, the numerator of which will be the number of months of full service during the three years and the denominator will be 36, and subtract from the sum the number of shares previously earned for annual performance pursuant to this grant. Payout shall occur as soon as practicable following the Vesting Date noted in the Award Summary.

(iii) ceases to be an employee of the Company or any subsidiary or affiliate by reason of death, 100% of the PSs pursuant to this grant shall vest on the date of death and the certificates for shares shall be delivered in accordance with Paragraph 7 to the personal representatives, heirs or legatees of the deceased Employee.

(iv) ceases to be an Employee of the Company or any subsidiary or affiliate by reason of retirement, contingent upon Employee executing a general release, which may include an agreement with respect to engagement in detrimental activity, in a form acceptable to the Company, shares will vest on a pro-rata basis for annual and three-year cumulative performance, if achieved in accordance with Paragraph 2, based on the Employee’s actual months of service. For the year in which retirement occurs, shares earned for that year will be calculated as follows: multiply the total award earned for that year by a fraction, the numerator of which will be the number of months of full service for that year and the denominator will be 12. Any shares earned for annual performance pursuant to this grant for years prior to retirement and shares earned on a pro-rata basis for annual performance as described herein will be paid out as soon as practicable following the Vesting Date noted in the Award Summary. For three-year cumulative performance, vesting will be calculated as follows: multiply the total three-year cumulative award earned by a fraction, the numerator of which will be the number of months of full service during the three years and the denominator will be 36, and subtract from the sum the number of shares previously earned for annual performance pursuant to this grant. Payout shall occur as soon as practicable following the Vesting Date noted in the Award Summary; and

(v) ceases to be an Employee of the Company or any subsidiary or affiliate due to termination for Cause, the PSs shall be cancelled.

(b) Disability. Cessation of active employment due to commencement of long-term disability under the Company’s long-term disability plan shall not be deemed to constitute a termination of employment for purposes of this Paragraph 8 and during the continuance of such Xerox-sponsored long-term disability plan benefits the Employee shall be deemed to continue active employment with the Company. If the Employee is terminated because the Employee has received the maximum coverage under the Xerox long-term disability plan, the vesting of PSs shall be provided pursuant to Paragraph 8 (a)(ii) above.

(c) Cause. “Cause” means (i) a violation of any of the rules, policies, procedures or guidelines of the Company, including but not limited to the Company’s Business Ethics Policy and the Proprietary Information and Conflict of Interest Agreement (ii) any conduct which qualifies for “immediate discharge” under the Company’s Human Resource Policies as in effect from time to time (iii) rendering services to a firm which engages, or engaging directly or indirectly, in any business that is competitive with the Company or represents a conflict of interest with the interests of the Company; (iv) conviction of, or entering a guilty plea with respect to, a crime whether or not connected with the Company; or (v) any other conduct determined to be injurious, detrimental or prejudicial to any interest of the Company.

9. General Restrictions. If at any time the Committee or CEO, as applicable, shall determine, in its or her discretion, that the listing, registration or qualification of any shares subject to this Agreement upon any securities exchange or under any state or Federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the awarding of the PSs or the issue or purchase of shares hereunder, the certificates for shares may not be issued in respect of PSs in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee or CEO, as applicable, and any delay caused thereby shall in no way affect the date of termination of the PSs.

10. Amendment of This Agreement. With the consent of the Employee, the Committee or CEO, as applicable, may amend this Agreement in a manner not inconsistent with the Plan.

11. Subsidiary. As used herein the term “subsidiary” shall mean any present or future corporation which would be a “subsidiary corporation” of the Company as the term is defined in Section 425 of the Internal Revenue Code of 1986 on the date of award.

12. Affiliate. As used herein the term “affiliate” shall mean any entity in which the Company has a significant equity interest, as determined by the Committee.

13. Notices. Notices hereunder shall be in writing and if to the Company shall be mailed to the Company at P.O. Box 1600, 22B, Stamford, Connecticut 06904, addressed to the attention of Stock Plan Administrator, and if to the Employee shall be delivered personally or mailed to the Employee at his address as the same appears on the records of the Company.

14. Interpretation of This Agreement. The Committee or the CEO, as applicable, shall have the authority to interpret the Plan and this Agreement and to take whatever administrative actions, including correction of administrative errors in the awards subject to this Agreement and in this Agreement, as the Committee or the CEO in its or her sole good faith judgment shall be determined to be advisable. All decisions, interpretations and administrative actions made by the Committee or the CEO hereunder or under the Plan shall be binding and conclusive on the Company and the Employee. In the event there is inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.

15. Successors and Assigns. This Agreement shall be binding and inure to the benefit of the parties hereto and the successors and assigns of the Company and to the extent provided in Paragraph 8 to the personal representatives, legatees and heirs of the Employee.

16. Governing Law. The validity, construction and effect of the Agreement and any actions taken under or relating to this Agreement shall be determined in accordance with the laws of the state of New York and applicable Federal law.

17. Separability. In case any provision in the Agreement, or in any other instrument referred to herein, shall become invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions in the Agreement, or in any other instrument referred to herein, shall not in any way be affected or impaired thereby.

18. Integration of Terms. Except as otherwise provided in this Agreement, this Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes any and all oral statements and prior writings with respect thereto.

IN WITNESS WHEREOF, the Company has executed this Agreement as of the day and year set forth on the Award Summary.

XEROX CORPORATION

By:
Signature

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